Exhibit 5.1

One International Place, 40th Floor 100 Oliver St.
Boston, MA 02110
+1 617 728 7100 Main
+1 617 275 8374 Fax www.dechert.com

March 28, 2025

Morgan Stanley Direct Lending Fund

1585 Broadway, 23rd Floor

New York, New York 10036

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Direct Lending Fund, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-283477) as originally filed on November 26, 2024 and which became effective immediately upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended, including on or about the date hereof (the “Registration Statement”), relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated November 26, 2024, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the sale from time to time by the Company of shares of its common stock, par value $0.001 per share with an aggregate offering price of up to $300,000,000 (the “Shares”), as described in the prospectus supplement dated as of March 28, 2025 (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to equity distribution agreements, each dated as of March 28, 2025, by and among the Company, MS Capital Partners Adviser Inc., as investment adviser to the Company, and each of Truist Securities, Inc., Keefe, Bruyette & Woods, Inc., RBC Capital Markets, LLC, Raymond James & Associates, Inc. and Regions Securities LLC, as sales agents (the “Equity Distribution Agreements”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement

(iii)	the Equity Distribution Agreements;

Morgan Stanley Direct Lending Fund March 28, 2025 Page 2

(iv)	the certificate of incorporation, as amended by the certificate of amendment, of the Company;

(v)	the amended and restated bylaws of the Company;

(vi)

resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, the Prospectus and the Prospectus Supplement and (b) the authorization to enter into the Equity Distribution Agreements, certified as of the date hereof by an officer of the Company; and

(vii)	a certificate of good standing issued by the Secretary of State of the State of Delaware as of a recent date.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion) and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, when (i) the Equity Distribution Agreements have been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the terms of the Equity Distribution Agreements and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and the opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

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We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about March 28, 2025 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP